151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Cynthia Michener 860-273-8553 michenerc@aetna.com
Investor Contact: Tom Cowhey 860-273-2402 cowheyt@aetna.com

News Release _________________________________________________________

AETNA REPORTS FOURTH-QUARTER AND FULL-YEAR 2014 RESULTS

•	Operating earnings per share (1) were $1.22 for the fourth quarter of 2014 and $6.70 for the full year

•	Net income (2) per share was $0.65 for the fourth quarter of 2014 and $5.68 for the full year

•	Medical membership totaled approximately 23.5 million at December 31, 2014, a 6 percent increase over year-end 2013

•
Operating revenue (3) was $14.8 billion for the fourth quarter of 2014, a 12 percent increase over the corresponding period in 2013, and $57.9 billion for the full year, a 23 percent increase over full-year 2013

•	Aetna now projects full-year 2015 operating earnings per share of at least $7.00 (4)

HARTFORD, Conn., February 3, 2015 - Aetna (NYSE: AET) announced fourth-quarter 2014 operating earnings (1) of $434.0 million, or $1.22 per share. Full-year 2014 operating earnings were $2.4 billion, or $6.70 per share. Net income (2) for the fourth quarter of 2014 was $232.0 million, or $0.65 per share. Full-year 2014 net income was $2.0 billion, or $5.68 per share. Net income for the fourth quarter and full year of 2014 includes $0.57 per share and $1.02 per share of net charges, respectively, which are detailed in the Summary of Results table on page 10.

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Fourth-Quarter Financial Results at a Glance

(Millions, except per share results)	2014	2013	Change
Operating revenue (3)	$14,771.4	$13,134.4	12%
Total revenue	14,771.2	13,182.7	12%
Operating earnings (1)	434.0	537.7	(19)%
Net income (2)	232.0	368.9	(37)%

Per share results:
Operating earnings (1)	$1.22	$1.45	(16)%
Net income (2)	.65	1.00	(35)%

Weighted average common shares - diluted	354.6	370.3

Full-Year Financial Results at a Glance

(Millions, except per share results)	2014	2013	Change
Operating revenue (3)	$57,922.8	$47,194.7	23%
Total revenue	58,003.2	47,294.6	23%
Operating earnings (1)	2,404.6	2,241.1	7%
Net income (2)	2,040.8	1,913.6	7%

Per share results:
Operating earnings (1)	$6.70	$6.24	7%
Net income (2)	5.68	5.33	7%

Weighted average common shares - diluted	359.1	359.2

“Aetna achieved record annual operating revenue and operating earnings in 2014, and delivered full-year operating earnings per share at the high end of our most recent projection,” said Mark T. Bertolini, Aetna chairman and CEO. “Our 2014 operating earnings-per-share results represent an increase of more than 7 percent over 2013 and a compound annualized growth rate of 15 percent since 2010. We also ended the year serving more than 23.5 million medical members, an increase of approximately 1.4 million members from 2013.

“Our strong finish to 2014 combined with our early momentum in 2015 give us the confidence to increase our 2015 projection for operating earnings per share to at least $7.00 from our previous projection of at least $6.90.”

“We are pleased with our achievements in 2014, which include accelerating synergies from the Coventry acquisition, pricing or solving for nearly $1 billion in new fees and taxes related to health care reform, and closing the meaningful funding gap for 2014 Medicare Advantage rates,” said Shawn M. Guertin, Aetna executive vice president and CFO.

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“Our strong cash generation in 2014 enabled us to make significant investments to support the growth of our businesses, close two acquisitions and return more than $1.5 billion to shareholders through share repurchases and an increased dividend. Our financial position, capital structure and liquidity all continue to be very strong and position us to achieve our 2015 projections and long-term goals.”

Total company results

•
Operating earnings (1) were $434.0 million for the fourth quarter of 2014 compared with $537.7 million for the fourth quarter of 2013. Full-year 2014 operating earnings were $2.4 billion compared with $2.2 billion for the full-year 2013. The decrease in operating earnings during the fourth quarter of 2014 is primarily due to increased investment spend to support Aetna's growth initiatives, partially offset by higher underwriting margins in Aetna's Health Care businesses. The increase in operating earnings during the full-year 2014 is primarily due to the full-year effect of the inclusion of results from the acquisition of Coventry Health Care, Inc. ("Coventry"), as well as higher underwriting margins in Aetna's Health Care and Group Insurance segments, partially offset by increased investment spend to support Aetna's growth initiatives.

•
Net income (2) was $232.0 million for the fourth quarter of 2014 compared with $368.9 million for the fourth quarter of 2013. Full-year 2014 net income was $2.0 billion compared with $1.9 billion for the full-year 2013. Net income in all periods reflects net charges, which are detailed in the Summary of Results table.

•
Operating revenues (3) were $14.8 billion for the fourth quarter of 2014 compared with $13.1 billion for the fourth quarter of 2013. For full-year 2014, operating revenues were $57.9 billion compared with $47.2 billion for 2013. The 12 percent increase in operating revenues during the fourth quarter of 2014 is primarily the result of membership growth in Aetna's Health Care businesses and the effects of pricing actions designed to recover the fees and taxes mandated by health care reform. The 23 percent increase in operating revenues for full-year 2014 is primarily the result of membership growth in Aetna's Health Care businesses and the effects of pricing actions designed to recover the fees and taxes mandated by health care reform, as well as higher Health Care premiums from the May 2013 acquisition of Coventry. Total revenue was $14.8 billion and $13.2 billion for the fourth quarters of 2014 and 2013, respectively, and $58.0 billion and $47.3 billion for full-year 2014 and 2013, respectively.

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•
Operating expenses (1) were $2.9 billion for the fourth quarter of 2014. The operating expense ratio (5) was 19.7 percent and 18.0 percent for the fourth quarters of 2014 and 2013, respectively. Aetna's full-year operating expense ratio was 18.3 percent and 17.7 percent for 2014 and 2013, respectively. The operating expense ratio increased in each period primarily as a result of the inclusion of fees mandated by health care reform and increased investment spend to support Aetna's growth initiatives, partially offset by improvement from the operating revenue growth described above and continued execution of Aetna's expense initiatives, including execution on the Coventry-related cost synergies. The total company expense ratio was 20.8 percent and 19.0 percent for the fourth quarters of 2014 and 2013, respectively, and 18.7 percent and 18.3 percent for the full years of 2014 and 2013, respectively.

•
Pretax operating margin (6) was 5.5 percent for the fourth quarter of 2014 compared with 6.7 percent for the fourth quarter of 2013. For full-year 2014, the pretax operating margin was 7.6 percent compared with 7.9 percent for full-year 2013. Pretax operating margins declined as a higher percentage of Aetna's 2014 operating revenue in each period was derived from the Government and public health insurance exchange businesses, partially offset by pricing actions designed to recover the income tax effects of the non-deductible health insurer fee mandated by health care reform. For the fourth quarters of 2014 and 2013, the after-tax net income margin was 1.6 percent and 2.8 percent, respectively. For full-year 2014 and 2013, the after-tax net income margin was 3.5 percent and 4.0 percent, respectively.

•
Effective tax rate was 46 percent for the fourth quarter of 2014 compared with 31 percent for the fourth quarter of 2013. For full-year 2014 the effective tax rate was 42 percent compared with 35 percent for 2013. The increase in the effective tax rate in each period was primarily driven by the non-deductibility of the health insurer fee mandated by health care reform.

•
Outstanding shares were 349.8 million and 362.2 million as of December 31, 2014 and 2013, respectively. Share repurchases in the fourth quarter of 2014 totaled 2.9 million shares at a cost of $243 million, bringing full-year 2014 total repurchases to 15.9 million shares at a cost of $1.2 billion.

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Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Operating earnings (1) were $447.6 million for the fourth quarter of 2014 compared with $534.6 million for the fourth quarter of 2013. Operating earnings declined in the fourth quarter of 2014 when compared to the fourth quarter of 2013, primarily as a result of increased investment spend to support Aetna's growth initiatives, partially offset by higher underwriting margins in both the Government and Commercial businesses.

•	Net income (2) was $373.9 million for the fourth quarter of 2014 compared with $402.4 million for the fourth quarter of 2013.

•
Operating revenues (3) were $14.1 billion for the fourth quarter of 2014 compared with $12.4 billion for the fourth quarter of 2013. The 13 percent increase is due primarily to membership growth in both of Aetna's Government and Commercial businesses, as well as the effects of pricing actions designed to recover the fees and taxes mandated by health care reform. Total revenue was $14.1 billion and $12.4 billion for the fourth quarters of 2014 and 2013, respectively.

•	Sequentially, fourth-quarter 2014 medical membership remained relatively flat totaling approximately 23.5 million at December 31, 2014.

•	Medical benefit ratios (MBRs) for the three months and year ended December 31, 2014 and 2013 were as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Commercial	82.0%	81.7%	80.2%	80.1%
Government (7)	84.4%	87.0%	84.9%	87.5%
Health Care	83.0%	83.9%	82.2%	82.9%

Aetna's fourth-quarter 2014 Commercial MBR increased over the prior year's MBR primarily as a result of medical cost performance in the smaller middle-market business, costs associated with new hepatitis C treatments, and the impact of programs mandated by health care reform in 2014. Aetna did not record any health care reform risk corridor receivables at December 31, 2014, which increased the fourth-quarter and full-year 2014 Commercial MBR by approximately 80 basis points and 20 basis points, respectively. These results were partially offset by higher premiums driven in part by pricing actions designed to recover the fees and taxes mandated by health care reform. Aetna's fourth-quarter 2014 Government MBR improved over the prior year quarter's MBR primarily

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from increased favorable development of prior-period health care cost estimates in 2014, and actions impacting revenue and medical costs designed to solve for the gap between Medicare premiums and medical costs and other expenses, including the health insurer fee.

•
In the fourth quarter of 2014, Aetna experienced favorable development of prior-period health care cost estimates in its Commercial, Medicaid and Medicare products, primarily attributable to third-quarter 2014 performance.

•
Prior-years' health care costs payable estimates developed favorably by $580.8 million and $448.8 million during 2014 and 2013, respectively. The May 7, 2013, acquisition of Coventry significantly impacts the year-over-year comparability of prior years' development. This development is reported on a basis consistent with the prior years' development reported in the health care costs payable table in Aetna's annual audited financial statements and does not directly correspond to an increase in 2014 operating results.

Full-year 2014 operating earnings (1) for Health Care were $2.4 billion, compared with $2.3 billion in 2013. The increase in operating earnings was primarily due to the acquisition of Coventry, as well as higher underwriting margins in both the Government and Commercial businesses, partially offset by increased investment spend to support Aetna's growth initiatives. Full-year 2014 net income (2) for Health Care was $2.2 billion compared with $1.9 billion in 2013.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:

•	Operating earnings (1) were $21.3 million for the fourth quarter of 2014 compared with $47.9 million for the fourth quarter of 2013, primarily due to lower net investment income.

•
Net income (2) was $23.2 million for the fourth quarter of 2014 compared with $12.9 million for the fourth quarter of 2013. Fourth-quarter 2013 net income included a $35.7 million charge for changes during the fourth quarter of 2013 in Aetna's life insurance claim payment practices based on evolving industry practices and regulatory expectations and interpretations.

•
Operating revenues (3) were $615.6 million for the fourth quarter of 2014, a 4 percent increase over $591.3 million for the fourth quarter of 2013. Total revenue was $618.5 million in the fourth quarter of 2014 and $593.6 million in the fourth quarter of 2013.

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Full-year 2014 operating earnings (1) for Group Insurance were $171.0 million, compared with $130.9 million in 2013. Operating earnings for 2014 increased compared with 2013, primarily reflecting improved experience in Aetna's Life and Disability products, partially offset by lower net investment income. Full-year 2014 net income (2) for Group Insurance was $179.6 million compared with $125.2 million in 2013. Full-year 2013 net income (2) includes a $35.7 million charge in the fourth quarter for changes in Aetna’s life insurance claim payment practices, partially offset by a $32.1 million benefit related to the settlement of a reinsurance recoverable.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily for qualified pension plans, reported:

•	Operating earnings (1) were $5.6 million for the fourth quarter of 2014 compared with $5.0 million for the fourth quarter of 2013.

•	Net income (2) was $6.0 million for the fourth quarter of 2014 compared with $3.7 million for the fourth quarter of 2013.

•
Operating revenues (3) were $87.7 million for the fourth quarter of 2014 compared with $119.3 million for the fourth quarter of 2013, primarily as a result of the discontinuance of certain services under an existing customer contract in 2014. Total revenue was $88.3 million in the fourth quarter of 2014 compared with $162.1 million in the fourth quarter of 2013. Fourth-quarter 2013 total revenue includes $44.9 million of group annuity contract conversion premium related to the conversion of an existing Large Case Pensions group annuity contract from a participating to a non-participating contract. The discontinuance of certain services under an existing customer contract in 2014 and contract conversion in 2013 collectively also resulted in a corresponding reduction in total benefits and expenses for the fourth quarter of 2014.

Full-year 2014 operating earnings (1) for Large Case Pensions were $20.7 million, compared with $21.2 million for 2013. Full-year 2014 net income (2) for Large Case Pensions was $21.7 million, compared with $68.8 million for 2013. Full-year 2013 net income includes a $55.9 million after-tax benefit related to the reduction of reserves for anticipated future losses on discontinued products. Full-year 2014 operating revenues (3) were $403.2 million compared with $470.0 million for 2013. Full-year 2014 total revenue was $404.8 million, compared with $556.2 million for 2013.

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Aetna's conference call to discuss fourth-quarter and full-year 2014 results will begin at 8:00 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna's Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna's Investor Information website.

The conference call also can be accessed by dialing 1-888-298-3451 or +1-719-325-2392 for international callers. The company suggests participants dial in approximately 10 minutes before the call. The access code is 5158685. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna's Investor Information link on the Internet at www.aetna.com or by dialing 1-888-203-1112, or +1-719-457-0820 for international callers. The replay access code is 5158685. Telephone replays will be available until 11 p.m. ET on February 17, 2015.

About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving an estimated 46 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities, Medicaid health care management services, workers' compensation administrative services and health information technology products and services. Aetna's customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com and learn about how Aetna is helping to build a healthier world. @aetna

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Consolidated Statements of Income

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
(Millions)	2014	2013	2014	2013
Revenue:
Health care premiums	$12,646.0	$11,147.4	$49,562.2	$39,659.7
Other premiums	534.2	516.4	2,186.3	2,077.9
Group annuity contract conversion premium	—	44.9	—	99.0
Fees and other revenue	1,352.4	1,224.4	5,228.4	4,550.5
Net investment income	238.8	246.2	945.9	916.3
Net realized capital (losses) gains	(.2)	3.4	80.4	(8.8)
Total revenue	14,771.2	13,182.7	58,003.2	47,294.6

Benefits and expenses:
Health care costs	10,501.1	9,347.7	40,746.7	32,896.0
Current and future benefits	539.1	596.0	2,165.0	2,251.4
Benefit expense on group annuity contract conversion	—	44.9	—	99.0
Operating expenses:
Selling expenses	414.9	365.3	1,653.0	1,348.6
General and administrative expenses	2,656.5	2,142.0	9,184.7	7,296.8
Total operating expenses	3,071.4	2,507.3	10,837.7	8,645.4
Interest expense	81.8	86.3	329.3	333.7
Amortization of other acquired intangible assets	59.8	65.1	243.4	214.6
Loss on early extinguishment of long-term debt	89.3	—	181.2	—
Reduction of reserve for anticipated future losses on
discontinued products	—	—	—	(86.0)
Total benefits and expenses	14,342.5	12,647.3	54,503.3	44,354.1

Income before income taxes	428.7	535.4	3,499.9	2,940.5
Income taxes	198.9	166.6	1,454.7	1,028.6
Net income including non-controlling interests	229.8	368.8	2,045.2	1,911.9
Less: Net (loss) income attributable to non-controlling interests	(2.2)	(.1)	4.4	(1.7)
Net income attributable to Aetna	$232.0	$368.9	$2,040.8	$1,913.6

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Summary of Results

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
(Millions)	2014	2013	2014	2013
Operating earnings (1)	$434.0	$537.7	$2,404.6	$2,241.1
Transaction, integration-related and restructuring
costs, net of tax	(32.3)	(92.9)	(134.2)	(233.5)
Loss on early extinguishment of long-term debt, net of tax	(58.1)	—	(117.8)	—
Pension settlement charge, net of tax	(72.5)	—	(72.5)	—
Release of litigation-related reserve, net of tax	—	—	67.0	—
Charge for changes in life insurance claim
payment practices, net of tax	—	(35.7)	—	(35.7)
Reduction of reserve for anticipated future losses on
discontinued products, net of tax	—	—	—	55.9
Reversal of allowance and gain on sale of reinsurance
recoverable, net of tax	—	—	—	32.1
Amortization of other acquired intangible assets, net of tax	(38.8)	(42.3)	(158.2)	(139.5)
Net realized capital (losses) gains, net of tax	(.3)	2.1	51.9	(6.8)
Net income (2) (GAAP measure)	$232.0	$368.9	$2,040.8	$1,913.6

Weighted average common shares - basic	350.7	365.9	355.5	355.4

Weighted average common shares - diluted	354.6	370.3	359.1	359.2

Per Common Share
Operating earnings (1)	$1.22	$1.45	$6.70	$6.24
Transaction, integration-related and restructuring
costs, net of tax	(.09)	(.25)	(.38)	(.65)
Loss on early extinguishment of long-term debt, net of tax	(.16)	—	(.33)	—
Pension settlement charge, net of tax	(.21)	—	(.20)	—
Release of litigation-related reserve, net of tax	—	—	.19	—
Charge for changes in life insurance claim
payment practices, net of tax	—	(.10)	—	(.10)
Reduction of reserve for anticipated future losses on
discontinued products, net of tax	—	—	—	.16
Reversal of allowance and gain on sale of reinsurance
recoverable, net of tax	—	—	—	.09
Amortization of other acquired intangible assets, net of tax	(.11)	(.11)	(.44)	(.39)
Net realized capital gains (losses), net of tax	—	.01	.14	(.02)
Net income (2) (GAAP measure)	$.65	$1.00	$5.68	$5.33

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Segment Information (8)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
(Millions)	2014	2013	2014	2013
Health Care:
Operating revenue (3) (excludes net realized capital (losses)
gains and an other item)	$14,068.1	$12,423.8	$55,044.2	$44,392.0
Interest income on proceeds of transaction-related debt	—	—	—	2.5
Net realized capital (losses) gains	(3.7)	3.2	64.4	2.7
Total revenue (GAAP measure)	$14,064.4	$12,427.0	$55,108.6	$44,397.2

Commercial Medical Benefit Ratio:
Premiums	$7,284.2	$6,645.6	$28,563.2	$24,481.2
Health care costs	$5,975.8	$5,432.5	$22,917.3	$19,618.0

Commercial MBR (GAAP measure)	82.0%	81.7%	80.2%	80.1%

Government Medical Benefit Ratio:
Premiums	$5,361.8	$4,501.8	$20,999.0	$15,178.5
Health care costs	$4,525.3	$3,915.2	$17,829.4	$13,278.0

Government MBR (7) (GAAP measure)	84.4%	87.0%	84.9%	87.5%

Total Medical Benefit Ratio:
Premiums	$12,646.0	$11,147.4	$49,562.2	$39,659.7
Health care costs	$10,501.1	$9,347.7	$40,746.7	$32,896.0

Total MBR (GAAP measure)	83.0%	83.9%	82.2%	82.9%

Operating earnings (1)	$447.6	$534.6	$2,376.5	$2,267.4
Transaction, integration-related and restructuring
costs, net of tax	(32.3)	(92.6)	(134.2)	(219.0)
Release of litigation-related reserve, net of tax	—	—	67.0	—
Amortization of other acquired intangible assets, net of tax	(38.8)	(41.6)	(157.4)	(136.6)
Net realized capital (losses) gains, net of tax	(2.6)	2.0	41.5	.7
Net income (2) (GAAP measure)	$373.9	$402.4	$2,193.4	$1,912.5

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Segment Information continued (8)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
(Millions)	2014	2013	2014	2013
Group Insurance:
Operating revenue (3) (excludes net realized capital gains
and an other item)	$615.6	$591.3	$2,475.4	$2,332.7
Gain on sale of reinsurance recoverable	—	—	—	7.2
Net realized capital gains	2.9	2.3	14.4	1.3
Total revenue (GAAP measure)	$618.5	$593.6	$2,489.8	$2,341.2

Operating earnings (1)	$21.3	$47.9	$171.0	$130.9
Charge for changes in life insurance claim
payment practices, net of tax	—	(35.7)	—	(35.7)
Reversal of allowance and gain on sale of reinsurance
recoverable, net of tax	—	—	—	32.1
Amortization of other acquired intangible assets, net of tax	—	(.7)	(.8)	(2.9)
Net realized capital gains, net of tax	1.9	1.4	9.4	.8
Net income (2) (GAAP measure)	$23.2	$12.9	$179.6	$125.2

Large Case Pensions:
Operating revenue (3) (excludes net realized capital gains
(losses) and an other item)	$87.7	$119.3	$403.2	$470.0
Group annuity contract conversion premium	—	44.9	—	99.0
Net realized capital gains (losses)	.6	(2.1)	1.6	(12.8)
Total revenue (GAAP measure)	$88.3	$162.1	$404.8	$556.2

Operating earnings (1)	$5.6	$5.0	$20.7	$21.2
Reduction of reserve for anticipated future losses on
discontinued products, net of tax	—	—	—	55.9
Net realized capital gains (losses), net of tax	.4	(1.3)	1.0	(8.3)
Net income (2) (GAAP measure)	$6.0	$3.7	$21.7	$68.8

Corporate Financing: (9)
Operating loss (1)	$(40.5)	$(49.8)	$(163.6)	$(178.4)
Loss on early extinguishment of long-term debt, net of tax	(58.1)	—	(117.8)	—
Pension settlement charge, net of tax	(72.5)	—	(72.5)	—
Transaction, integration-related and restructuring costs, net of tax	—	(.3)	—	(14.5)
Net loss (GAAP measure)	$(171.1)	$(50.1)	$(353.9)	$(192.9)

Total Company:
Operating revenue (3) (excludes net realized capital (losses) gains
and other items) (A)	$14,771.4	$13,134.4	$57,922.8	$47,194.7
Group annuity contract conversion premium	—	44.9	—	99.0
Interest income on proceeds of transaction-related debt	—	—	—	2.5
Gain on sale of reinsurance recoverable	—	—	—	7.2
Net realized capital (losses) gains	(.2)	3.4	80.4	(8.8)
Total revenue (GAAP measure) (B)	$14,771.2	$13,182.7	$58,003.2	$47,294.6

Operating expenses (C)	$2,913.9	$2,364.1	$10,628.4	$8,373.0
Transaction, integration-related and restructuring costs	45.9	143.2	200.7	314.6
Pension settlement charge	111.6	—	111.6	—
Release of litigation-related reserve	—	—	(103.0)	—
Reversal of allowance on reinsurance recoverable	—	—	—	(42.2)
Total operating expenses (GAAP measure) (D)	$3,071.4	$2,507.3	$10,837.7	$8,645.4

Operating Expense Ratios:
Operating expense ratio (5) (C)/(A)	19.7%	18.0%	18.3%	17.7%
Total company expense ratio (D)/(B) (GAAP measure)	20.8%	19.0%	18.7%	18.3%

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Membership

	December 31,	September 30,	December 31,
(Thousands)	2014	2014	2013
Medical Membership:
Commercial	19,822	19,893	18,821
Medicare Advantage	1,140	1,135	968
Medicare Supplement	462	448	386
Medicaid	2,124	2,098	2,015
Total Medical Membership	23,548	23,574	22,190

Consumer-Directed Health Plans (10)	3,830	3,793	3,254

Dental Membership:
Total Dental Membership	15,494	15,363	14,145

Pharmacy Benefit Management Membership:
Commercial	10,731	10,835	10,191
Medicare Prescription Drug Plan (stand-alone)	1,572	1,590	2,166
Medicare Advantage Prescription Drug Plan	754	750	588
Medicaid	2,262	2,231	1,214
Total Pharmacy Benefit Management Services	15,319	15,406	14,159

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Operating Margins

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
(Millions)	2014	2013	2014	2013
Reconciliation to Income Before Income Taxes:
Operating earnings (1) before income taxes, excluding interest
expense (A)	$817.3	$881.6	$4,382.7	$3,729.3
Interest expense *	(81.8)	(86.3)	(329.3)	(313.0)
Transaction, integration-related and restructuring costs	(45.9)	(143.2)	(200.7)	(332.8)
Loss on early extinguishment of long-term debt	(89.3)	—	(181.2)	—
Pension settlement charge	(111.6)	—	(111.6)	—
Release of litigation-related reserve	—	—	103.0	—
Charge for changes in life insurance claim payment practices	—	(55.0)	—	(55.0)
Reduction of reserve for anticipated future losses on
discontinued products	—	—	—	86.0
Reversal of allowance and gain on sale
of reinsurance recoverable	—	—	—	49.4
Amortization of other acquired intangible assets	(59.8)	(65.1)	(243.4)	(214.6)
Net realized capital (losses) gains	(.2)	3.4	80.4	(8.8)
Income before income taxes (GAAP measure)	$428.7	$535.4	$3,499.9	$2,940.5

Reconciliation to Net Income:
Operating earnings,(1) excluding interest expense, net of tax	$487.1	$593.8	$2,618.6	$2,444.6
Interest expense, net of tax *	(53.1)	(56.1)	(214.0)	(203.5)
Transaction, integration-related and restructuring costs, net of tax	(32.3)	(92.9)	(134.2)	(233.5)
Loss on early extinguishment of long-term debt, net of tax	(58.1)	—	(117.8)	—
Pension settlement charge, net of tax	(72.5)	—	(72.5)	—
Release of litigation-related reserve, net of tax	—	—	67.0	—
Charge for changes in life insurance claim
payment practices, net of tax	—	(35.7)	—	(35.7)
Reduction of reserve for anticipated future losses on
discontinued products, net of tax	—	—	—	55.9
Reversal of allowance and gain on sale of reinsurance
recoverable, net of tax	—	—	—	32.1
Amortization of other acquired intangible assets, net of tax	(38.8)	(42.3)	(158.2)	(139.5)
Net realized capital (losses) gains, net of tax	(.3)	2.1	51.9	(6.8)
Net income (2) (GAAP measure) (B)	$232.0	$368.9	$2,040.8	$1,913.6

Reconciliation of Revenue:
Operating revenue (3) (excludes net realized capital (losses) gains
and other items) (C)	$14,771.4	$13,134.4	$57,922.8	$47,194.7
Group annuity contract conversion premium	—	44.9	—	99.0
Interest income on proceeds of transaction-related debt	—	—	—	2.5
Gain on sale of reinsurance recoverable	—	—	—	7.2
Net realized capital (losses) gains	(.2)	3.4	80.4	(8.8)
Total revenue (GAAP measure) (D)	$14,771.2	$13,182.7	$58,003.2	$47,294.6

Operating and Net Income Margins:
Pretax operating margin (6) (A)/(C)	5.5%	6.7%	7.6%	7.9%
After-tax net income margin (B)/(D) (GAAP measure)	1.6%	2.8%	3.5%	4.0%

*
Interest expense of $203.5 million ($313.0 million pretax) for the year ended December 31, 2013 excludes the negative cost of carry on transaction-related debt, which was issued in connection with the acquisition of Coventry. Those costs are presented within transaction, integration-related and restructuring costs prior to the closing of the acquisition of Coventry, which occurred on May 7, 2013 (the "Acquisition Date"). After the Acquisition Date, the interest expense associated with the transaction-related debt is included in interest expense.

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(1) Operating earnings and operating earnings per share exclude from net income attributable to Aetna and operating expenses and operating revenues exclude, as applicable, amortization of other acquired intangible assets, net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance. Although the excluded items may recur, management believes that operating earnings, operating earnings per share, operating revenues, operating expenses and the operating expense ratio provide a more useful comparison of Aetna's underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding Aetna's operations and the allocation of resources among Aetna's businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes. Non-GAAP financial measures Aetna discloses, such as operating earnings, operating earnings per share, operating revenues, operating expenses, pretax operating margin and the operating expense ratio, should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

For the periods covered in this press release, the following items are excluded from operating earnings, operating expenses and operating revenues, as applicable, because Aetna believes they neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance:

•
Aetna incurred transaction and integration-related costs of $32.3 million ($45.9 million pretax) and $134.2 million ($200.7 million pretax) during the three months and year ended December 31, 2014, respectively, related to the acquisitions of Coventry, the InterGlobal group (“InterGlobal”) and bSwift, LLC ("bSwift"). Aetna incurred transaction, integration-related and restructuring costs of $92.9 million ($143.2 million pretax) and $233.5 million ($332.8 million pretax) during the three months and year ended December 31, 2013, respectively, related to the acquisition of Coventry. Restructuring costs, primarily comprised of severance and real estate consolidation costs, are related to the acquisition of Coventry and Aetna's expense management and cost control initiatives. Transaction costs include advisory, legal and other professional fees which are not deductible for tax purposes and are reflected in Aetna's GAAP Consolidated Statements of Income in general and administrative expenses. Transaction costs also include transaction-related payments as well as expenses related to the negative cost of carry associated with the permanent financing that Aetna obtained in November 2012 for the Coventry acquisition. Prior to the Acquisition Date, that negative cost of carry was excluded from operating earnings and operating earnings per share. The components of the negative cost of carry are reflected in Aetna's GAAP Consolidated Statements of Income in interest expense, net investment income, and general and administrative expenses. On and after the Acquisition Date, the interest expense and general and administrative expenses associated with the permanent financing are no longer excluded from operating earnings or operating earnings per share.

•
Aetna incurred losses on the early extinguishment of long-term debt of $58.1 million ($89.3 million pretax) and $117.8 million ($181.2 million pretax) during the three months and year ended December 31, 2014, respectively. The loss in the first quarter of 2014 related to the redemption of Aetna's 6.0% senior notes due 2016, and the loss in the fourth quarter of 2014 related to the redemption of Aetna's 6.5% senior notes due 2018.

•
During 2014, Aetna enhanced its tax-qualified noncontributory defined benefit pension plan (the “Aetna Pension Plan”) to allow certain current and former employees to elect a 100% lump-sum distribution. In addition, Aetna also announced a limited-time offer permitting certain former employees with deferred vested balances to elect a 100% lump-sum distribution. The distributions in 2014 were funded from existing Aetna Pension Plan assets and Aetna recorded a related non-cash settlement charge of $72.5 million ($111.6 million pretax) during 2014 in general and administrative expenses.

•
In the fourth quarter of 2012, Aetna recorded a charge of $78.0 million ($120.0 million pretax) related to the settlement of purported class action litigation regarding Aetna's payment practices related to out-of-network health care providers. That charge included the estimated cost of legal fees of plaintiffs' counsel and the costs of administering the settlement. In the first quarter of 2014, Aetna exercised its right to terminate the settlement agreement. As a result, Aetna released the reserve established in connection with the settlement agreement, net of amounts due to the settlement administrator, which reduced first quarter 2014 general and administrative expenses by $67.0 million ($103.0 million pretax).

•
In the fourth quarter of 2013, Aetna increased its estimated liability for unpaid life insurance claims with respect to insureds who passed away on or before December 31, 2013, and recorded in current and future benefits a charge of $35.7 million ($55.0 million pretax) as a result of changes during the fourth quarter of 2013 in its life insurance claim payment practices (including related escheatment practices) based on evolving industry practices and regulatory expectations and interpretations.

•
In 2013, pursuant to contractual rights exercised by the contract holders, certain existing group annuity contracts converted from participating to non-participating contracts. Upon conversion, Aetna recorded $44.9 million and $99.0 million of non-cash group annuity conversion premium for these contracts during the three months and year ended December 31, 2013, respectively. In each period, this non-cash group annuity conversion premium was offset by a corresponding non-cash benefit expense on group annuity conversion for these contracts. The group annuity conversions are excluded from both operating revenue and current and future benefits as an other item.

•
In the second quarter of 2013, Aetna reduced the reserve for anticipated future losses on discontinued products by $55.9 million ($86.0 million pretax). Aetna believes excluding any changes in the reserve for anticipated future losses on discontinued products from operating earnings provides more useful information as to its continuing products and is consistent with the treatment of the operating results of these discontinued products, which are credited or charged to the reserve and do not affect Aetna's operating results.

•
In 2008, as a result of the liquidation proceedings of Lehman Re Ltd. ("Lehman Re"), a subsidiary of Lehman Brothers Holdings Inc., Aetna recorded an allowance against its reinsurance recoverable from Lehman Re of $27.4 million ($42.2 million pretax). This reinsurance was placed in 1999 and was on a closed book of paid-up group whole life insurance business. In the second quarter of 2013, Aetna sold its claim against Lehman Re to an unrelated third party (including the

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reinsurance recoverable) and terminated the reinsurance arrangement. Upon the sale of the claim and termination of the arrangement, Aetna reversed the related allowance thereby reducing second quarter 2013 other general and administrative expenses by $27.4 million ($42.2 million pretax) and recognized a $4.7 million ($7.2 million pretax) gain on the sale in fees and other revenue.

•
Other acquired intangible assets relate to Aetna's acquisition activities and are amortized over their useful lives. However, this amortization does not directly relate to the underwriting or servicing of products for customers and is not directly related to the core performance of Aetna's business operations.

•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

For a reconciliation of these items to financial measures calculated under GAAP, refer to the tables on pages 10 through 12 and 14 of this press release.

(2) Net Income refers to net income attributable to Aetna reported in Aetna's GAAP Consolidated Statements of Income. Unless otherwise indicated, all references in this press release to operating earnings, operating earnings per share, net income and net income per share are based upon net income attributable to Aetna, which excludes amounts attributable to non-controlling interests.

(3) Operating revenue excludes net realized capital gains and losses, interest income on the proceeds of the transaction-related debt, the gain on sale of a reinsurance recoverable from Lehman Re and premium from group annuity contract conversions as noted in (1) above. Refer to the tables on pages 11,12 and 14 of this press release for a reconciliation of operating revenue to total revenue calculated under GAAP.

(4) Projected 2015 operating earnings per share exclude from net income estimated after-tax amortization of other acquired intangible assets of approximately $165 million ($255 million pretax), projected integration-related costs related to the Coventry, InterGlobal, and bSwift acquisitions, any future net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance. After-tax amortization of other acquired intangible assets relates to Aetna's acquisition activities, including Coventry, InterGlobal and bSwift. Aetna is not able to project the amount of future net realized capital gains and losses or any such other items (other than estimated after-tax amortization of other acquired intangible assets and projected integration-related costs related to the Coventry, InterGlobal and bSwift acquisitions) and therefore cannot reconcile projected operating earnings per share to projected net income per share in any period. Projected full-year 2015 operating earnings per share reflect a range of 350 million to 352 million weighted average diluted shares.

(5) The operating expense ratio excludes net realized capital gains and losses and other items, if any, that are excluded from operating revenues or operating expenses, as noted in (1) above. For a reconciliation of this metric to the comparable GAAP measure refer to page 12 of this press release.

(6) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's pretax operating margin is based on operating earnings excluding interest expense and income taxes. Management also uses pretax operating margin to assess Aetna's performance, including performance versus competitors.

(7) Aetna's Government MBR is the combined MBR of its Medicare and Medicaid businesses.

(8) Operating revenue and operating expense information is presented before income taxes. Operating earnings information is presented net of income taxes.

(9) Aetna's Corporate Financing segment is not a business segment. It is added to Aetna's business segments to reconcile segment reporting to Aetna's consolidated results. The net loss of the Corporate Financing segment includes interest expense on Aetna's outstanding debt and the financing components of Aetna's pension and other postretirement benefit plan expenses (benefits). As described in (1) above, the operating earnings of the Corporate Financing segment exclude other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance. Prior to the Acquisition Date, the Corporate Financing segment operating loss excluded the interest expense components of transaction-related costs. Since the Acquisition Date, the Corporate Financing segment operating loss has included the interest expense component of transaction-related costs.

(10) Represents members in consumer-directed health plans included in Commercial medical membership.

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CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share, amortization of other acquired intangible assets, and weighted average diluted shares. Forward-looking information is based on management's estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond our control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including: unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; medical cost increases resulting from unfavorable changes in contracting or re-contracting with providers (including as a result of provider consolidation and/or integration); and increased pharmacy costs (including in our health insurance exchange products)); the implementation of health care reform legislation, including collection of health care reform fees, assessments and taxes through increased premiums; adverse legislative, regulatory and/or judicial changes to or interpretations of existing health care reform legislation and/or regulations; the implementation of health insurance exchanges; the profitability of our public health insurance exchange and Medicare Advantage products, where membership is greater than our initial projections and may have more adverse health status and/or higher medical benefit utilization than we projected; our ability to achieve the synergies and value creation contemplated by the Coventry acquisition; our ability to effectively integrate Coventry's businesses; the diversion of management time on Coventry and/or bSwift integration-related issues; our ability to offset Medicare Advantage and PDP rate pressures; and changes in our future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will continue to significantly impact our business operations and financial results, including our pricing and medical benefit ratios. Components of the legislation will be phased in over the next several years, with the most significant changes occurring in 2014, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform. Many significant parts of the legislation, including aspects of public health insurance exchanges, Medicaid expansion, enforcement related reporting for the individual and employer mandates, and reinsurance, risk corridor and risk adjustment, require further guidance and clarification at the federal level and/or in the form of regulations and actions by state legislatures to implement the law. In addition, pending efforts in the U.S. Congress to amend or restrict funding for various aspects of health care reform, and litigation challenging aspects of the law continue to create additional uncertainty about the ultimate impact of health care reform. As a result, many of the impacts of health care reform will not be known for the next several years. Other important risk factors include: adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform or otherwise (including legislative, judicial or regulatory measures that would affect our business model, restrict funding for or amend various aspects of health care reform, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, or eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure)); adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); our ability to diversify our sources of revenue and earnings (including by expanding our direct-to-consumer sales and capabilities and our foreign operations), transform our business model, develop new products and optimize our business platforms; the success of our Healthagen®, Accountable Care Solutions and health information technology initiatives; adverse changes in size, product or geographic mix or medical cost experience of membership; managing executive succession and key talent retention, recruitment and development; failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to us; failure to adequately implement health care reform; reputational or financial issues arising from our social media activities, data security breaches, other cybersecurity risks or other causes; the outcome of various litigation and regulatory matters, including audits, challenges to our minimum MLR rebate methodology and/or reports, guaranty fund assessments, intellectual property litigation and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers and/or life insurance policies; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; our ability to successfully integrate our businesses (including Coventry, the InterGlobal group, bSwift and other businesses we may acquire in the future) and implement multiple strategic and operational initiatives simultaneously; our ability to manage health care and other benefit costs; adverse program, pricing, funding or audit actions by federal or state government payors, including as a result of sequestration and/or curtailment or elimination of the Centers for Medicare & Medicaid Services' star rating bonus payments; our ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; failure by a service provider to meet its obligations to us; our ability to develop and maintain relationships (including collaborative risk-sharing agreements) with providers while taking actions to reduce medical costs and/or expand the services we offer; our ability to demonstrate that our products lead to access to quality care by our members; our ability to maintain our relationships with third-party brokers, consultants and agents who sell our products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; the ability to successfully complete the implementation of our agreement with CVS Caremark Corporation on a timely basis and to achieve projected operating efficiencies for the agreement; a downgrade in our financial ratings; and adverse impacts from any failure to raise the U.S. Federal government's debt ceiling or any sustained U.S. Federal government shut down. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2013 Annual Report on Form 10-K ("Aetna's 2013 Annual Report") on file with the Securities and Exchange Commission (the "SEC"). You also should read Aetna’s 2013 Annual Report and Aetna's Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, each on file with the SEC, and Aetna's 2014 Annual Report on Form 10-K, when filed with the SEC, for a discussion of Aetna’s historical results of operations and financial condition.